Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Solid First Quarter 2013 Earnings

NORTHBROOK, Ill., May 1, 2013 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2013.  The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ in millions, except per share amounts and ratios)	2013	2012	% Change
Consolidated revenues	$ 8,463	$ 8,362	1.2
Net income	709	766	(7.4)
Net income per diluted share	1.47	1.53	(3.9)
Operating income*	647	710	(8.9)
Operating income per diluted share*	1.35	1.42	(4.9)
Book value per share	43.46	38.57	12.7
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	38.22	35.31	8.2
Catastrophe losses	359	259	38.6
Property-Liability combined ratio	93.2	92.1	1.1	pts
Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)*	87.7	88.1	(0.4	)pts

*              Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“The strategy of offering unique products and services to distinct consumer segments is working and we are on track to achieve our 2013 operating priorities,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “Property-liability net written premium increased in each of our brands with the total growing 2.5% over the prior year quarter.  Allstate agency premium growth was the result of slightly higher prices, progress in new business unit growth and improved customer retention in Allstate brand standard auto.  Esurance had another strong quarter with policies in force up 36% over the prior year.  We maintained our Allstate brand standard auto margins with a combined ratio of 94.2 and made progress improving Allstate brand homeowners returns with an underlying combined ratio of 65.8.  Proactive management of the investment portfolio generated a positive total return of 1.2% for the quarter. We also continued reducing our risk to increased interest rates which will reduce future investment earnings.

“We remain focused on managing our capital to benefit shareholders and ensure strategic flexibility.  During the first quarter, we increased our shareholder dividend, repurchased 14.3 million shares of our stock and issued $500 million of hybrid debt,” said Wilson.  “Book value per diluted share increased 12.7% from March 31, 2012.  Continued execution of our consumer-focused strategy will drive additional value for our customers, employees, agencies and shareholders.”

Financial Results

Net income for the first quarter 2013 was $709 million, or $1.47 per diluted share, compared to $766 million, or $1.53 per diluted share in the first quarter of 2012.  Total operating income was $647 million, or $1.35 per diluted share, versus $710 million, or $1.42 per diluted share, in the prior year quarter.  The decline from the first quarter of 2012 in both net and operating income was primarily due to higher catastrophe losses, partially offset by a lower property-liability underlying combined ratio.  Pre-tax net realized capital gains were $131 million for the first quarter of 2013 compared to $168 million in the first quarter of 2012.  Both periods reflect the impact of risk and return initiatives, offset somewhat by an improving trend in impairment write-downs.

In the quarter, property-liability recorded net income of $616 million compared to $695 million in the first quarter of 2012.  The property-liability combined ratio was 93.2, up 1.1 points from the prior year quarter.  Catastrophe losses of $359 million were $100 million higher than the prior year quarter.  The property-liability underlying combined ratio was 87.7, a 0.4 point improvement from first quarter 2012, and slightly better than the full year 2013 outlook of 88 to 90.  Allstate Financial net income was $146 million, up $34 million from first quarter 2012 due to net realized capital gains in the current quarter versus net realized capital losses in last year’s first quarter.  Allstate Financial operating income declined slightly year-over-year primarily due to a decrease in investment spread, partially offset by a benefit spread increase.

Progress on Customer-Focused Strategy and Achieving 2013 Priorities

Allstate continued to execute on its strategy to offer unique products and services to different consumer segments by focusing on the achievement of its 2013 priorities: growing insurance premiums, maintaining auto profitability, raising returns in homeowners and annuities, proactively managing investments, and reducing our cost structure.

Progress continues to be made in growing insurance premiums.  Total property-liability net written premium increased 2.5% to $6.6 billion and total Allstate Financial premiums and contract charges improved 4.7% to $579 million compared to the first quarter of 2012.  In the consumer segments that prefer local advice and assistance, Allstate brand net written premium increased 1.1% due to positive results for standard auto, homeowners and emerging businesses.  Units continued to decline as expected in the first quarter in standard auto and homeowners, although at a lower rate.  Encompass grew net written premium by 7.2% on the strength of its package policy and units increased 6.1% year-over-year.  In the consumer segment that is more self-directed, Esurance net written premium grew 30.5% and units grew 36.4%.  At Allstate Financial, premiums and contract charges from Allstate Benefits, the worksite voluntary employee benefits business, grew 11.8% from the first quarter of 2012.

Maintaining auto profitability is also a priority for Allstate.  In total, standard auto posted a combined ratio of 96.1, a 1.2 point improvement from the year-ago quarter.  For the Allstate brand, which represents 90% of the standard auto earned premium, the recorded combined ratio for the quarter was 94.2, 1.0 point better than a year ago, and the underlying combined ratio improved by 1.4 points to 93.5.  Favorable impacts from rate increases, coupled with declining frequency trends from the prior year quarter in both bodily injury and property damage, helped offset some pressure from severities in the quarter.  In the Encompass brand, the standard auto combined ratio was 105.8, an improvement from prior year of 0.8 points.  Esurance recorded a combined ratio of 116.7 with an underlying combined ratio of 110.3, as we continue to invest in marketing to acquire profitable lifetime value customers.

Raising returns in homeowners and annuities is another priority for Allstate.  In the first quarter, we continued to see improvement in the homeowners business, with an Allstate brand underlying combined ratio of 65.8, 1.2 points better than the prior year quarter, but slightly above the full year 2012.  Allstate brand homeowners recorded an 85.1 combined ratio, which included 18.7 points of catastrophe losses.  The continued positive impacts of rate increases combined with a decline in paid severity more than offset a slight increase in frequency.  Returns in annuities declined in the first quarter due to a reduction in limited partnership income and continued low interest rates.  Contractholder funds declined $512 million in the first quarter 2013 from year-end, reflecting our continuing strategy to shift away from spread-based products.

Through proactive management of investments, Allstate delivered a total return of 1.2% for the first quarter of 2013, with net investment income the primary contributor.  Allstate’s consolidated investment portfolio totaled $97.38 billion at March 31, 2013 compared to $97.28 billion at December 31, 2012.  Investment results reflect continuing actions taken to reduce interest rate risk by proactively reducing the maturity profile of the property-liability portfolio, to shift a greater allocation of the portfolio into cash generating assets and to adapt to low interest rates.

These actions coupled with the managed reduction in the Allstate Financial liabilities are expected to reduce net investment income from current levels.

For the first quarter of 2013, net investment income totaled $983 million, including $42 million of premiums related to bond calls, mortgage prepayments and litigation proceeds.  The total portfolio yield was 4.5%, below both the prior quarter and the first quarter of 2012.  Property-liability net investment income was $341 million and portfolio yield was 4.0%, a decrease from the fourth quarter of 2012, reflecting a lower contribution from fixed income due to risk reduction sales, lower reinvestment yields and equity dividend variability, offset somewhat by higher limited partnership results.  Allstate Financial net investment income was $635 million and portfolio yield was 5.0%.  Allstate Financial’s net investment income has declined primarily due to the managed reduction in spread-based liabilities.  The portfolio yield has been less impacted by reinvestment in the current low interest rate environment, as much of the investment cash flows have been used to fund the managed reduction in spread-based liabilities.

We remain focused on reducing our cost structure, looking across the organization for opportunities to sustainably change how we do business.  In the first quarter, operating expenses increased primarily driven by higher employee costs and accelerated technology investments. There were restructuring and related charges of $26 million, primarily related to improving the efficiency of the technology organization.  We expect to reduce the overall costs of our reinsurance programs for the year beginning June 1, 2013.

Continued Focus on Capital Management

“We continue to focus on proactive capital management in 2013,” said Steve Shebik, chief financial officer.  “During the quarter, we issued $500 million of 5.10% fixed-to-floating rate subordinated debentures and repurchased 5.1 million common shares for $226 million in the market and 9.2 million shares under a $500 million accelerated share repurchase agreement.  As of March 31, 2013, $1.33 billion remains in our share repurchase programs.

“We also proactively and cost-effectively manage our catastrophe exposure through the traditional and capital markets,” Shebik said.  “In the second quarter, we placed a portion of our catastrophe reinsurance coverage with a special purpose reinsurance company that will collateralize the reinsurance coverage with the proceeds from an offering of principal at risk notes.”

Book value per diluted share ended the first quarter at $43.46, a 12.7% increase year-over-year and 2.5% higher than at the end of 2012.  Statutory surplus at March 31, 2013 was an estimated $17.2 billion for the combined insurance operating companies.  Property-liability surplus was an estimated $13.6 billion, with Allstate Financial companies accounting for the remainder.  Deployable assets at the holding company level totaled $2.7 billion at March 31, 2013.

*     *     *     *

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the presentation discussed on the call.  The conference call will be held at 9 a.m. ET on Thursday, May 2.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names and Allstate Financial business segment.  Allstate branded insurance products (auto, home, life and retirement) and services are offered through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com, www.allstate.com/financial and 1-800 Allstate®, and are widely known through the slogan “You’re In Good Hands With Allstate®.”

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended March 31,
	2013	2012
	(unaudited)
Revenues
Property-liability insurance premiums	$6,770	$6,630
Life and annuity premiums and contract charges	579	553
Net investment income	983	1,011
Realized capital gains and losses:
Total other-than-temporary impairment losses	(27)	(87)
Portion of loss recognized in other comprehensive income	(10)	4
Net other-than-temporary impairment losses recognized in earnings	(37)	(83)
Sales and other realized capital gains and losses	168	251
Total realized capital gains and losses	131	168

	8,463	8,362

Costs and expenses
Property-liability insurance claims and claims expense	4,460	4,339
Life and annuity contract benefits	458	439
Interest credited to contractholder funds	345	378
Amortization of deferred policy acquisition costs	946	979
Operating costs and expenses	1,102	1,017
Restructuring and related charges	26	6
Interest expense	98	95
	7,435	7,253

Gain on disposition of operations	2	3

Income from operations before income tax expense	1,030	1,112

Income tax expense	321	346

Net income	$709	$766

Earnings per share:

Net income per share – Basic	$1.49	$1.54

Weighted average shares – Basic	475.4	498.7

Net income per share – Diluted	$1.47	$1.53

Weighted average shares – Diluted	480.8	501.5

Cash dividends declared per share	$0.25	$0.22

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended
	March 31,
	2013	2012

Property-Liability
Premiums written	$6,625	$6,463
Premiums earned	$6,770	$6,630
Claims and claims expense	(4,460)	(4,339)
Amortization of deferred policy acquisition costs	(871)	(878)
Operating costs and expenses	(957)	(884)
Restructuring and related charges	(24)	(6)
Underwriting income*	458	523
Net investment income	341	313
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(1)
Business combination expenses and the amortization of purchased intangible assets	21	47
Income tax expense on operations	(263)	(281)
Operating income	556	601

Realized capital gains and losses, after-tax	73	124
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1
Business combination expenses and the amortization of purchased intangible assets, after-tax	(14)	(31)
Net income	$616	$695
Catastrophe losses	$359	$259
Operating ratios:
Claims and claims expense ratio	65.9	65.4
Expense ratio	27.3	26.7
Combined ratio	93.2	92.1
Effect of catastrophe losses on combined ratio	5.3	3.9
Effect of prior year reserve reestimates on combined ratio	(0.6)	(3.1)
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.5)	(2.5)
Effect of business combination expenses and the amortization of purchased intangible assets on combined ratio	0.3	0.7
Effect of Discontinued Lines and Coverages on combined ratio	--	--
Allstate Financial
Investments	$56,853	$57,620
Premiums and contract charges	$579	$553
Net investment income	635	687
Periodic settlements and accruals on non-hedge derivative instruments	10	15
Contract benefits	(458)	(439)
Interest credited to contractholder funds	(336)	(368)
Amortization of deferred policy acquisition costs	(76)	(86)
Operating costs and expenses	(148)	(142)
Restructuring and related charges	(2)	--
Income tax expense on operations	(60)	(70)
Operating income	144	150

Realized capital gains and losses, after-tax	12	(14)
Valuation changes on embedded derivatives that are not hedged, after-tax	(6)	(6)
DAC and DSI accretion (amortization) relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	1	(10)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(6)	(10)
Gain on disposition of operations, after-tax	1	2
Net income	$146	$112
Corporate and Other
Net investment income	$7	$11
Operating costs and expenses	(95)	(86)
Income tax benefit on operations	35	34
Operating loss	(53)	(41)
Realized capital gains and losses, after-tax	--	--
Net loss	$(53)	$(41)
Consolidated net income	$709	$766

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	March 31,	December 31,
	2013	2012
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $70,957 and $71,915)	$75,806	$77,017
Equity securities, at fair value (cost $3,777 and $3,577)	4,439	4,037
Mortgage loans	6,434	6,570
Limited partnership interests	4,931	4,922
Short-term, at fair value (amortized cost $3,169 and $2,336)	3,169	2,336
Other	2,603	2,396
Total investments	97,382	97,278
Cash	820	806
Premium installment receivables, net	5,066	5,051
Deferred policy acquisition costs	3,660	3,621
Reinsurance recoverables, net	8,316	8,767
Accrued investment income	792	781
Property and equipment, net	998	989
Goodwill	1,239	1,240
Other assets	1,589	1,804
Separate Accounts	6,750	6,610
Total assets	$126,612	$126,947
Liabilities
Reserve for property-liability insurance claims and claims expense	$20,920	$21,288
Reserve for life-contingent contract benefits	14,767	14,895
Contractholder funds	38,807	39,319
Unearned premiums	10,218	10,375
Claim payments outstanding	757	797
Deferred income taxes	782	597
Other liabilities and accrued expenses	6,436	6,429
Long-term debt	6,556	6,057
Separate Accounts	6,750	6,610
Total liabilities	105,993	106,367
Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	--	--
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 468 million and 479 million shares outstanding	9	9
Additional capital paid-in	3,028	3,162
Retained income	34,375	33,783
Deferred ESOP expense	(39)	(41)
Treasury stock, at cost (432 million and 421 million shares)	(18,033)	(17,508)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	30	(11)
Other unrealized net capital gains and losses	3,543	3,614
Unrealized adjustment to DAC, DSI and insurance reserves	(668)	(769)
Total unrealized net capital gains and losses	2,905	2,834
Unrealized foreign currency translation adjustments	58	70
Unrecognized pension and other postretirement benefit cost	(1,684)	(1,729)
Total accumulated other comprehensive income	1,279	1,175
Total shareholders’ equity	20,619	20,580
Total liabilities and shareholders’ equity	$126,612	$126,947

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Three months ended March 31,
	2013	2012
Cash flows from operating activities	(unaudited)
Net income	$709	$766
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	87	96
Realized capital gains and losses	(131)	(168)
Gain on disposition of operations	(2)	(3)
Interest credited to contractholder funds	345	378
Changes in:
Policy benefits and other insurance reserves	(514)	(346)
Unearned premiums	(146)	(180)
Deferred policy acquisition costs	(30)	52
Premium installment receivables, net	(22)	19
Reinsurance recoverables, net	406	57
Income taxes	277	333
Other operating assets and liabilities	(239)	(197)
Net cash provided by operating activities	740	807
Cash flows from investing activities
Proceeds from sales
Fixed income securities	5,474	5,689
Equity securities	210	1,059
Limited partnership interests	160	403
Mortgage loans	2	6
Other investments	15	36
Investment collections
Fixed income securities	1,745	966
Mortgage loans	237	170
Other investments	54	23
Investment purchases
Fixed income securities	(6,084)	(7,008)
Equity securities	(317)	(128)
Limited partnership interests	(255)	(318)
Mortgage loans	(75)	(216)
Other investments	(196)	(163)
Change in short-term investments, net	(808)	(379)
Change in other investments, net	34	(9)
Purchases of property and equipment, net	(60)	(51)
Disposition of operations	--	(1)
Net cash provided by investing activities	136	79
Cash flows from financing activities
Proceeds from issuance of long-term debt	492	493
Repayment of long-term debt	--	(350)
Contractholder fund deposits	591	485
Contractholder fund withdrawals	(1,259)	(1,299)
Dividends paid	--	(106)
Treasury stock purchases	(739)	(309)
Shares reissued under equity incentive plans, net	17	15
Excess tax benefits on share-based payment arrangements	23	(1)
Other	13	(13)
Net cash used in financing activities	(862)	(1,085)
Net increase (decrease) in cash	14	(199)
Cash at beginning of period	806	776
Cash at end of period	$820	$577

Definitions of Non-GAAP Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•       realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income (loss),

•       valuation changes on embedded derivatives that are not hedged, after-tax,

•       amortization of DAC and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•       business combination expenses and the amortization of purchased intangible assets, after-tax,

•       gain (loss) on disposition of operations, after-tax, and

•       adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.  Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income (loss) is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following table reconciles operating income and net income.

($ in millions, except per share data)	For the three months ended March 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted share
	2013	2012	2013	2012	2013	2012	2013	2012
Operating income	$556	$601	$144	$150	$647	$710	$1.35	$1.42
Realized capital gains and losses	112	189	19	(21)	131	168
Income tax (expense) benefit	(39)	(65)	(7)	7	(46)	(58)
Realized capital gains and losses, after-tax	73	124	12	(14)	85	110	0.18	0.22
Valuation changes on embedded derivatives that are not hedged, after-tax	--	--	(6)	(6)	(6)	(6)	(0.02)	(0.01)
DAC and DSI accretion (amortization) relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	--	--	1	(10)	1	(10)	--	(0.02)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1	(6)	(10)	(5)	(9)	(0.01)	(0.02)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(14)	(31)	--	--	(14)	(31)	(0.03)	(0.06)
Gain on disposition of operations, after-tax	--	--	1	2	1	2	--	--

Net income	$616	$695	$146	$112	$709	$766	$1.47	$1.53

Operating income (loss) return on shareholders’ equity is a ratio that uses a non-GAAP measure.  It is calculated by dividing the rolling 12-month operating income (loss) by the average of shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses.  Return on shareholders’ equity is the most directly comparable GAAP measure.  We use operating income (loss) as the numerator for the same reasons we use operating income (loss), as discussed above.  We use average shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process.  We use it to supplement our evaluation of net income (loss) and return on shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period.  We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with net income (loss) return on shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management.  In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends.  A byproduct of excluding the items noted above to determine operating income (loss) return on shareholders’ equity from return on shareholders’ equity is the transparency and understanding of their significance to return on shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods.  Therefore, we believe it is useful for investors to have operating income (loss) return on shareholders’ equity and return on shareholders’ equity when evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) return on shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital.  Operating income (loss) return on shareholders’ equity should not be considered as a substitute for return on shareholders’ equity and does not reflect the overall profitability of our business.

The following table reconciles return on shareholders’ equity and operating income return on shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2013	2012
Return on shareholders’ equity

Numerator:
Net income	$2,249	$1,029

Denominator:
Beginning shareholders’ equity	$19,182	$18,898
Ending shareholders’ equity	20,619	19,182

Average shareholders’ equity	$19,901	$19,040

Return on shareholders’ equity	11.3%	5.4%

	For the twelve months ended March 31,
	2013	2012
Operating income return on shareholders’ equity

Numerator:
Operating income	$2,085	$878

Denominator:
Beginning shareholders’ equity	$19,182	$18,898
Unrealized net capital gains and losses	1,874	1,072
Adjusted beginning shareholders’ equity	17,308	17,826

Ending shareholders’ equity	20,619	19,182
Unrealized net capital gains and losses	2,905	1,874
Adjusted ending shareholders’ equity	17,714	17,308

Average adjusted shareholders’ equity	$17,511	$17,567
Operating income return on shareholders’ equity	11.9%	5.0%

The following tables reconcile Allstate Financial segment return on attributed equity and operating income return on attributed equity, including a reconciliation of Allstate Financial segment attributed equity to The Allstate Corporation shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2013	2012
Allstate Financial segment return on attributed equity

Numerator:
Net income	$575	$600

Denominator:
Beginning attributed equity (1)	$7,475	$6,568
Ending attributed equity	8,617	7,475

Average attributed equity	$8,046	$7,022

Return on attributed equity	7.1%	8.5%

	For the twelve months ended March 31,
	2013	2012
Allstate Financial segment operating income return on attributed equity

Numerator:
Operating income	$523	$544

Denominator:
Beginning attributed equity	$7,475	$6,568
Unrealized net capital gains and losses	1,073	656
Adjusted beginning attributed equity	6,402	5,912

Ending attributed equity	8,617	7,475
Unrealized net capital gains and losses	1,702	1,073
Adjusted ending attributed equity	6,915	6,402

Average adjusted attributed equity	$6,659	$6,157

Operating income return on attributed equity	7.9%	8.8%

Reconciliation of beginning and ending Allstate Financial segment attributed equity and The Allstate Corporation beginning and ending shareholders’ equity	For the twelve months ended March 31,
	2013	2012
Beginning Allstate Financial segment attributed equity	$7,475	$6,568
Beginning all other equity	11,707	12,330
Beginning Allstate Corporation shareholders’ equity	$19,182	$18,898

Ending Allstate Financial segment attributed equity	$8,617	$7,475
Ending all other equity	12,002	11,707
Ending Allstate Corporation shareholders’ equity	$20,619	$19,182

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(1) Allstate Financial attributed equity is the sum of equity for Allstate Life Insurance Company and the applicable equity for American Heritage Life Investment Corporation.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance.  Net income (loss) is the most directly comparable GAAP measure.  Underwriting income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income (loss) to net income (loss) is provided in the “Segment Results” page.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, the effect of business combination expenses and the amortization of purchased intangible assets on the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets.  Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  Business combination expenses and the amortization of purchased intangible assets primarily relate to the acquisition purchase price and are not indicative of our underlying insurance business results or trends.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the underlying combined ratio.  The most directly comparable GAAP measure is the combined ratio.  The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended March 31,
	2013	2012
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses and the amortization of purchased intangible assets (“underlying combined ratio”)	87.7	88.1
Effect of catastrophe losses	5.3	3.9
Effect of prior year non-catastrophe reserve reestimates	(0.1)	(0.6)
Effect of business combination expenses and the amortization of purchased intangible assets	0.3	0.7
Combined ratio	93.2	92.1

Effect of prior year catastrophe reserve reestimates	(0.5)	(2.5)

Underwriting margin is calculated as 100% minus the combined ratio.

In this news release, we provide our outlook range on the Property-Liability 2013 underlying combined ratio.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

The following table reconciles the Allstate brand standard auto underlying combined ratio to the Allstate brand standard auto combined ratio.

	Three months ended March 31,
	2013	2012
Underlying combined ratio	93.5	94.9
Effect of catastrophe losses	1.1	1.2
Effect of prior year non-catastrophe reserve reestimates	(0.4)	(0.9)
Combined ratio	94.2	95.2

Effect of prior year catastrophe reserve reestimates	(1.2)	(0.3)

The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended March 31,
	2013	2012
Underlying combined ratio	65.8	67.0
Effect of catastrophe losses	18.7	12.6
Effect of prior year non-catastrophe reserve reestimates	0.6	0.6
Combined ratio	85.1	80.2

Effect of prior year catastrophe reserve reestimates	2.0	(8.5)

The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended March 31,
	2013	2012
Underlying combined ratio	97.9	96.6
Effect of catastrophe losses	4.6	2.6
Effect of prior year non-catastrophe reserve reestimates	(0.4)	0.4
Combined ratio	102.1	99.6

The following table reconciles the Esurance brand underlying combined ratio to the Esurance brand combined ratio.

	Three months ended March 31,
	2013	2012
Underlying combined ratio	110.3	109.1
Effect of catastrophe losses	1.1	0.4
Effect of business combination expenses and the amortization of purchased intangible assets	5.3	18.1
Combined ratio	116.7	127.6

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share is the most directly comparable GAAP measure.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

($ in millions, except per share data)	As of March 31,
	2013	2012
Book value per share
Numerator:
Shareholders’ equity	$20,619	$19,182
Denominator:
Shares outstanding and dilutive potential shares outstanding	474.4	497.3
Book value per share	$43.46	$38.57

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$20,619	$19,182
Unrealized net capital gains and losses on fixed income securities	2,486	1,620
Adjusted shareholders’ equity	$18,133	$17,562
Denominator:
Shares outstanding and dilutive potential shares outstanding	474.4	497.3
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$38.22	$35.31

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the Property-Liability combined ratio excluding the effect of catastrophes, prior year reserve reestimates, business combination expenses, and the amortization of purchased intangible assets for 2013, our investment portfolio and our reinsurance programs.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                   Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                   Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

•                   The actions we have taken to reduce the sensitivity of our investment portfolio to a rise in interest rates may not be effective.

•                   Conditions and costs in the reinsurance market could change and we have not fully placed our reinsurance programs yet for 2013.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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